EXHIBIT 15.1

The following is a free English translation of the French original for information purposes only, with no binding or other effect.

Report of the Chairman of the Board of Directors to the Shareholders

regarding internal control procedures

(fiscal year ending December 31, 2008)

(Excerpt of report required by Article L.225-37 of the French Commercial Code)

I. Objectives of internal control

Veolia Environnement, as a company listed on the Paris and New York (NYSE) Stock Exchanges, is subject to the provisions of the French law known as the Financial Security Law, and to the Sarbanes-Oxley (SOX) Act. In particular, with effect from the fiscal year 2006, Article 404 of the SOX Act relating to the assessment of financial reporting by internal control, will apply to the Company.

A – Definition and objectives of internal control

The internal control procedures in force within the Group are intended:

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to ensure that acts of management take place within the framework provided by the applicable laws and regulations, Company bodies, and the values, standards and rules of the business, as well as within the framework of the strategy and objectives defined by the Company’s general management; and

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to ensure that the accounting, financial and management information provided to Company bodies genuinely reflects the business and situation of the Company and the Group.

The principal objective of the internal control system is to prevent and manage risks arising from the business of the Company, and in particular the risk of errors or fraud in the area of accounting and financial matters. Like any system of control, it cannot, however, provide an absolute guarantee that such risks will be completely eliminated.

B – Scope of this report

The internal accounting and financial control measures described in this report apply to the parent company and those companies that are included in the Group’s consolidated financial statements.

C – Organization / Framework

This report is organized in accordance with the five components of the model of internal control promoted by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”): the general control environment; risk management; and control, communication and steering activities. This model, which is recognized internationally, is the reference for the Group’s control system.

D – Sources and development of the report

This report has been prepared based on the feedback provided by the departments involved, in particular that of the financial, legal, risk management and audit departments of the Group.  The managers of the internal control departments of the Group and of each of the Divisions (Veolia Eau, Veolia Energie (Dalkia), Veolia Propreté, Veolia Transport) have also actively contributed to the evaluation of internal control that is presented in this report. A summary of the information used in preparing and developing this report was presented to the Company’s Accounts and Audit Committee on February 29, 2008.

The Group’s audit, legal and financial departments drafted this report, which has been approved by the general management.

II. Control environment

A – Organization

Each division is managed by a Chief Executive Officer who is also a member of Veolia Environnement’s Executive Committee. This Committee contributes to the definition and supervision of the implementation of the Group’s strategic objectives. The business of the Group is based essentially on the management of long-term contracts in the water, energy services, waste management and transportation sectors. In order to facilitate the management of these contracts and to take into account the specific requirements of every customer, subsidiaries are often formed or maintained to manage significant contracts. The result is that each Division includes numerous subsidiaries that are themselves under the management of one or more company officers.

In this context, several steps have been taken by Veolia Environnement to raise the awareness of company officers of their responsibilities, particularly in the area of risk management and the establishment of reporting procedures, for example of a financial and legal nature, and to deploy management rules throughout the Group.

B - Ethics

Ethics, Commitment and Responsibility Program

Throughout 2007 and the beginning of 2008, the Group updated its compliance procedures concerning its Ethics, Commitment and Responsibility Program, established in 2004, which expresses the fundamental values to be shared by all employees such as respect for legality, loyalty, social responsibility, risk management, information, corporate governance and commitment to sustainable development. The program applies to all companies controlled by Veolia Environnement. Since ethics are the business of every employee, standards and procedures have been introduced to draw them to every employee’s attention. The support of Veolia Environnement’s management departments (legal, financial, risk management and audit) guarantees the consistency of the Company’s approach and an ethics officer was appointed in each Division.

The program lays down specific rules of behavior.  Thus, transactions involving the purchase or sale of group securities by management executives in particular are specifically controlled.

Furthermore, the Program contains a Code of Financial Ethics applicable to the principal managers responsible for validating financial and accounting information. These managers are, in particular, subject to special obligations of integrity, diligence and vigilance as regards financial communications.

Rules of conduct and of vigilance are also applicable to all Group lawyers and external advisers.

Similarly, rules have been defined with regard to stakeholders outside the Group. Prepared in 2002, the Purchasing Charter defines the values and individual behavior to be observed in relations with suppliers. In this respect it constitutes a guide applicable to the Group’s purchasers. This Charter applies to all the Group’s purchases and supplies, whatever their size, without a minimum turnover requirement.

Furthermore, a framework procurement contract provides for explicit commitments on the part of suppliers as to compliance with employment legislation (prohibition on the employment of children and forced labor, implementation of safety rules, etc), ethical rules and environmental commitments (particularly as regards energy consumption, refuse and waste management). Veolia Environnement’s Group Purchasing Coordination Department ensures compliance with these commitments and carries out audits.

Ethics Committee

In March 2004, Veolia Environnement’s Executive Committee created an Ethics Committee comprising independent members and governed by internal regulations. Its role is to present any recommendation concerning the fundamental values of Veolia Environnement, to ensure that the Ethics, Commitment and Responsibility Program is widely distributed and understood, to investigate and report to the entities concerned any breach of the Group’s values, and to consider, in total independence and confidentiality, any difficulties relating to the application of the principles and values contained in the program. It can hear submissions from any Veolia Environnement employee, from the statutory auditors and from any third party, can request the intervention of the Audit Department and can use the services of third party experts. Moreover, the Ethics Committee receives and handles all employee inquiries pursuant to the “whistleblowing” procedure, about which it reports to the Accounts and Audit Committee. In 2008, it reported on its work to the Accounts and Audit Committee and the Executive Committee, and, on this occasion, stated its reasons for satisfaction as well as its expectations.

Reporting Fraud

As part of an ongoing improvement plan, a whistle-blowing program was introduced in 2005 and developed in 2006.  Under this program, financial and operational directors of the Group’s subsidiaries must inform the audit manager and the financial services manager of any known fraudulent activities that have direct or indirect accounting consequences.  Two main categories of fraudulent activity must be reported: (i) embezzlement, in particular the misappropriation of tangible or financial assets, available funds or company revenues by an employee or a person closely related to an employee; this category is characterized as a “transactional” risk in the internal control schema, and (ii) the misrepresentation regarding the company’s consolidated financial statements; this category is characterized as a “reporting risk” in the internal control schema.

The Accounts and Audit Committee receives reports of such activities twice a year, and more often if necessary. In 2008, the Accounts and Audit Committee received two such reports, and the information presented therein was taken into account in planning and defining the missions of the Accounts and Audit Committee.

C – Legal Structure and Delegations of Powers

The composition and functioning of the boards of directors of Veolia Environnement’s subsidiaries is closely monitored.  The choice of corporate officers is subject to a selection process and validation by Veolia Environnement’s general management.  In addition, a circular setting forth the rules regarding the delegation of signatures and the separation of functions has been distributed to all of the subsidiaries in order for them to make any necessary adjustments needed to conform their internal procedures to those of the Group.

Delegations of powers are established and managed by the legal departments, if necessary in collaboration with the internal control departments.

III. Risk management

Veolia Environnement’s ability to build long-lasting relationships with its customers is based on its capacity to manage risks delegated by them. By implementing a coordinated risk prevention and risk management system, the Group addresses this aspect of fundamental importance to its development.

In order to strengthen its ability to foresee, analyze and weigh various risks and to ensure the suitability of the Group’s development with respect to these risks, the Group created a Risk Department at the end of 2004.

The goals of the Risk Department are to ensure the effective implementation within the Group of the following risk management actions:

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Identify and foresee: ensure the permanent monitoring of the Group’s risks in order to guarantee that no risk is overlooked or underestimated, and also to foresee changes in the nature or intensity of risks;

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Organize: ensure that the main identified risks are addressed by the organization at the most appropriate level within the Group. Numerous operational risks are managed at subsidiary level, while others, which require specific expertise or are of a primarily transversal or strategic nature, are handled at Division and/or Veolia Environnement level.

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Control: ensure that the structure and resources implemented effectively reduce identified risks;

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Inform: the implementation of a coordinated risk management scheme is an important factor in corporate appraisals. Overall risk management enhances the Group’s development and the predictability of its results.

The Risk Department is responsible for ensuring the consistency of the overall risk management process and has developed a process of identifying and ranking events that may prevent the Group from reaching its objectives. The Risk Department helps define corrective action plans and manages the process as a whole. It also oversees the implementation of rules of conduct that will create an internal environment that is both consistent with and favorable to risk control.

Further to financial internal control appraisal procedures performed pursuant to the Sarbanes-Oxley Act of 2002, a mapping of major risks was drawn-up in 2006 at Group and Division levels. The Group now has a detailed analysis of risks and a summarized ranking of the main risks and an effective management tool whose objective it is to build growth and improve the forecasting of the Group’s development and results. Veolia Environnement interprets the concept of risk widely, including not only threats but also challenges and even opportunities.

After having prepared a list of standard risks and risk management guidelines based on other established benchmarks (COSO II, ISO, ANZ Australian and UK Turnbull guidelines and audit firm manuals), a detailed listing and appraisal of Group risks was conducted through interviews with approximately 150 high level managers (“process pilots”) of the Group. This appraisal, conducted in each Division, followed a uniform methodology aimed at analyzing gross risks, control levels in place and residual risks.

Each identified risk was appraised in its full extent (impact and frequency) and then taking account of risk reduction measures already implemented. Consequently, certain risks initially considered material (gross risk) were finally allocated an intermediary risk level (residual risk), as risk reduction measures (action plans) were considered satisfactory.

Each major risk, identified by process, was analyzed and ranked. It was then allocated to a “risk pilot”, responsible for developing and rolling-out action plans to reduce exposure to the risk, in coordination with Division and Veolia Environnement risk managers. The Group Risk Committee monitors the roll-out of these action plans.

After validation by the Group Risk Committee, the mapping of major Group risks and related action plans are also regularly presented to the Group Executive Committee and the Accounts and Audit Committee, since 2007.

The risk management approach has contributed to the following preliminary results:

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a concise and structured overview of the risks facing the Group;

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a momentum encouraging the pooling of practices and experience between the Divisions and with Veolia Environnement, spurred by the high level of involvement in this project;

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a structure set up to capitalize on current risk management mechanisms (for example relating to financial, legal, insurance and environmental risk management) and to roll-out action plans and related controls;

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the strengthening of Company control over transversal risks;

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the restructuring and roll-out of Group insurance programs to strengthen its development, while taking into account increased knowledge of risks, protecting the assets and reputation of the Group and finally improving the competitiveness of programs (simplification, improvement of coverage and premiums with comparable scope and conditions);

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the implementation of an annual internal audit program based on the mapping of major risks facing the Group.

In addition to the risk mapping, a steering organization was put in place, enabling the Group to strengthen its management of major risks, while encouraging joint initiatives across the Divisions. The holding of Risk Committee meetings, with agendas reflecting the priorities identified in the risk mapping, has already enabled the launch of transversal projects and the preparation of the coordinated roll-out throughout the Group of a global risk management system. This project is conducted in close collaboration between the Company and the Divisions. This convergence of tools and practices, implemented by “risk management” officers, will enable the implementation of effective reporting methods and will create the necessary conditions for the audit of the mapping process.

The Group Risk Committee met four times in 2008. In accordance with its work program, the Risk Committee studied the implementation of specific action plans to address significant operational risks, such as feedback on the operation of the Group alert system, the validation of the ethical charter for information system administrators, the preparation of the Group for the implementation of the REACH regulation, the validation of the creation of an atlas of non-financial Group risks and feedback on the crisis simulation exercise and the roll-out of the Group insurance program. Following Veolia Environnement’s example, each of the Divisions has its own risk committee to improve its management and control of operational risks and monitor the roll-out of its action plans.

Risk management within Veolia Environnement is characterized by steady improvements in the overall risk management process, thanks to being firmly grounded in corporate processes and systematically taking into account the fundamental challenges facing the organization, whether operational, legal, regulatory or governance-related. Action plans to manage or reduce risks are being rolled-out within the Divisions and the Company. The aim is to contribute to improvements in the technical, operational and financial performance of the Company.

See Chapter 4 of the 2008 Reference Document for further details.

IV. Control activities

A – Organization and procedures relating to the preparation and treatment of financial and accounting information

The implementation of an extended program of adaptation to IFRS accounting standards, along with and the creation of internal control departments within the finance departments at Group and Division levels, contribute directly to the reinforcement of internal control over the preparation and treatment of financial information. The Internal Control Departments complement the missions entrusted to the Audit Department.

Organization

An Internal Control Department was formed in 2004 within the Financial Services Department of the Group. It ensures the coordination of all the management departments involved so as to identify, standardize and improve the reliability of key procedures intended to produce items of financial information.

The Internal Control Department carries out its work with a particular focus on the three following areas:

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It identifies and formalizes the key processes for the preparation of financial information in procedures which are widely distributed and adapted to the various operational contexts,

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It harmonizes the management systems associated with their implementation,

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It ensures the adequacy of the skills available within the organization.

In order to apply this approach effectively, the Group’s Internal Control Department runs a network: an Internal Control Department has been created within each Division and internal control correspondents have been identified in the operational units of the four Divisions.

In 2007, the establishment of a permanent training scheme for the Group’s financiers intended to maintain a high level of competence in a rapidly changing regulatory environment was pursued. Three cycles of financial training were developed: financial issues in growth, financial aspects of contractual analysis and the production of financial statements and closing procedures.

In 2008, after overhauling the financial reporting system, the Veolia Environnement Finance Department launched the development of an integrated management system to replace the various accounting systems currently used by the subsidiaries. This system, developed around management and internal control rules, will be rolled-out in France and the United Kingdom starting from April 2009.

Within the financial services department, the financial control department is responsible for the preparation of the group’s consolidated financial statements and financial documentation, as well as the definition and implementation of accounting principles, management methods and systems within the Group. It organizes the budgetary procedure and the monitoring of annual forecasts and takes part in long-term planning work. A new financial and consolidation reporting system was put in place in 2007, which reinforces controls and validation.

The Audit Department acts throughout the Group in accordance with a charter and an annual program. The Audit Department has 19 members.

The Audit Director reports to the Chairman and Chief Executive Officer of the Group. He takes part in meetings of the Accounts and Audit Committee and presents a summary of the work carried out together with a periodic business report and an audit program. In 2006, the audit department was certified by the regulating body for internal auditors, the Institut Français de l’Audit et du Contrôle Interne (IFACI). This certification, confirmed annually since then, attests to the Internal Audit Department’s ability to fulfill its role in accordance with both French and international professional standards. In addition, several of our internal auditors have obtained the “Certified Internal Auditor” (CIA) diploma, an international audit qualification known for its difficulty.

The role of the Audit Department is, in particular, to monitor the efficiency of the internal control procedures and to identify improvements to be made. This is done essentially in two ways:

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By the application and use of an annual audit program.  50 missions were carried out in 2008.

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By a detailed and formal assessment of internal control. A program of self-evaluation questionnaires accompanied by tests has been sent out to more than 420 subsidiaries. The results are analyzed by the Audit and Internal Control Departments, where necessary in collaboration with the officers responsible for the functions concerned. This program contributes to the preparation of the internal control attestation which will be issued in accordance with Article 404 of the Sarbanes-Oxley Act.

This exercise involves the mobilization of very substantial resources, particularly within the Audit Department, the Group’s and Divisions’ Internal Control Departments and more widely among all the subsidiaries concerned. Approximately 1,200 people have contributed.  Numerous plans of action were undertaken in 2008, concerning notably informational system security, the formalization of procedures, and the separation of tasks.  This process was the subject of regular and thorough exchanges with the statutory auditors and the account and auditing department of the Board of Directors.

Procedures

In addition to Group procedures, which are detailed by process and accessible in both French and English on the Company intranet, and prior to the annual settlement of financial statements, a set of instructions is issued by the Financial Control Department to the principal accounting officers of the Group. It lists all the accounting and financial information necessary for the preparation of the published financial documentation. It recalls any new accounting regulations and provisions and specifies how they are to be applied.

The financial statements are gathered from a unified information system.

Upon receipt of the accounts, coordinating meetings are organized between the Group’s Finance Department and those of the Divisions. The purpose of these meetings is to verify that these accounts have been prepared in accordance with the rules and to assess how the principal aggregate figures and indicators have evolved compared to the previous fiscal year, as well as to carry out an analysis of the justification of the major components of the balance sheet. Furthermore, the Group’s Finance Department carries out a review of the financial statements of each Division and analyses variations in comparison with the previous fiscal year and budget forecasts.

The statutory auditors also conduct reviews of the procedures. They have access to the analyses carried out by the Group’s Finance Department by virtue of their participation in coordination meetings at Division and Group level.

B - Other control activities

The Group’s Tax Department contributes to the definition of consistent tax management procedures within the Group. A note has been prepared on the organization of the Group’s tax functions, which updates the missions, methods, responsibilities and operating principles of the network of tax officers. A number of key tax procedures dealing with risks, controls, use of advisers and subcontractors are in the process of being prepared or applied. Furthermore, the inclusion of the tax function in the accounting processes has been strengthened. The tax officers of each Division, liaising with the Group’s Tax Department, are responsible for their application through a network of tax correspondents based in the Group’s operational units.  The Group’s Tax Department is also closely involved in the process of closing the accounts in order to calculate tax charges.

The task of the Group’s Information Systems Department is to define the Group’s policy as regards information systems and to organize the network of IT technicians.

The Group’s Legal Department also contributes directly to the control activities. In particular, it has developed a procedure for reporting litigation and disputes and participates in the management of the Group’s off-balance sheet obligations.  Beginning in 2007, it also implemented an international training program about compliance with competition laws, with the goal of reaching several thousand executives and published in early 2009 a Guide to Compliance with Antitrust Law.  Emphasis is also placed on the delegation of powers and their monitoring as well as the selection of the Group’s company officers.

Control structures have also been developed within the Group’s Divisions and subsidiaries.

Each Division has a Finance Department particularly in charge of the application of rules of consolidation and budgetary procedure at its level. More widely, a number of Group procedures had been applied within the Divisions according to defined delegation thresholds. This is the case, for example, of the procedure for the selection of investments.

In each subsidiary, specific procedures can be established depending, in particular, on the activity, the geographical location or the composition of the Company’s shareholders.

V.  Information and communication

The procedures developed by the Group are published on the Company’s intranet.

The Chief Executive Officers and Finance Directors of the Divisions provide the Group’s general management with so-called “affirmation” letters certifying in particular the accuracy of the financial and accounting information provided to the parent company and its compliance with the laws and regulations in force.

As is stated in the first part of this report, the Accounts and Audit Committee of the Board of Directors, together with the statutory auditors, examines the relevance and permanence of the accounting methods adopted for the establishment of the parent company and consolidated financial statements. It is regularly informed of the organization of internal control in relation to financial and accounting information, of the principal procedures and measures put in place in this context at Group level and of the contents and execution of the internal audit plan.

VI. Assessment of internal control over financial reporting (Section 404 of the Sarbanes-Oxley Act)

In accordance with U.S. laws and in respect of the Company’s 2006 annual report on Form 20-F filed with the SEC in May 2008, the general management of the Company prepared a report assessing internal control concluding that reasonable assurance was provided as to the reliability of financial reporting and the preparation of financial statements in accordance with IFRS accounting standards and U.S. GAAP.  This assessment was also audited by the statutory auditors, who provided a positive opinion. Every financial year, the Company implements an action plan to cure the noted deficiencies. The first results of this continuous improvement plan should be observed during the 2008 assessment.

VII. Running the business

A - General management

The running of the business and the coordination of internal control at Group level are the responsibility of general management and of the appropriate management departments. The Risk Management Committee and the Communications Committee created by general management also contribute to this.

B - The Risk Management Committee

Chaired by the Group’s Senior Executive Vice President, and organized by the Director of Risk Management, two or three representatives per Division together with the competent officers from Veolia Environnement meet at regular intervals. The task of this Committee is in particular to contribute to the mapping of the Group’s major risks, to monitor the roll-out of the resulting action plans, to promote the exchange of best practice and to ensure that the Group’s risk strategy is implemented.  The Risk Management Committee met four times in 2008.

C - The Communication Committee

Meetings of the Communication Committee are chaired by the Chairman and Chief Executive Officer. The Chief Executive Officers of each of the Divisions, the General Secretary and the principal managers of the Company’s central departments are also permanent members of this Committee.

The principal task of the Communication Committee is to attend to the implementation of the internal procedures for the collection and control of information to be made public by the Company, to define the process of preparation and drafting of reports and communications, to examine the information provided and to approve the final version of reports and communications, in particular the American annual report on Form 20-F intended to be filed with the American stock exchange authorities. The Communication Committee met twice in 2008 in order to review the drafting procedure of and to validate the American annual report on Form 20-F prior to its filing with the SEC on May 7, 2008 and to launch the process of information collection and of preparation of the 2008 annual reports.